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EXHIBIT 10.15

UNIT OPTION AGREEMENT

    This Unit Option Agreement (the "Agreement") is effective as of the 29th day of June 2001 (the "Effective Date"), by and among Robert and Nana Sullivan, as Co-Trustees of the Robert and Nana Sullivan Family Trust (u/d/t December 30, 1997) (the "Optionor"), and Eldorado Resorts, LLC, a Nevada limited liability company ("Optionee"). Capitalized terms not otherwise defined in this Agreement shall have the meaning given them by the Operating Agreement (the "Operating Agreement") of Tamarack Crossing, LLC (the "Company") as the same may be amended from time to time.

RECITALS

    WHEREAS, the Optionor is an inter vivos revocable trust which owns six hundred thirty-seven and one-half (637.5) Units in the Company representing a sixty-three and three-quarters percent (63.75%) percentage interest in the Company; and

    WHEREAS, the Optionor wishes to provide an option to acquire two hundred twelve and one-half (212.50) Units of the Optionor's Units in the Company to Optionee.

    NOW THEREFORE, in consideration of these Recitals, the mutual covenants and conditions set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Optionee agree as follows:

    1.  Grant of Option. The Optionor hereby grants to the Optionee the option (the "Option") to purchase two hundred twelve and one-half (212.50) Units of the Company (the "Units") subject to the terms and conditions of this Agreement. In the event of the issuance of any and all of the Units upon the exercise of this Option, the Units shall be transferred and issued pursuant to the Operating Agreement.

    2.  Date of Grant. The effective date of the grant of the Option is the day after the date upon which approval of this Option grant is entered by the Nevada Gaming Commission (the "Date of Grant"). If such approval is not obtained, this grant of Option shall be null and void ab initio.

    3.  Exercise Price of Units. The purchase price per Unit that may be purchased upon exercise of the Option is equal to the sum of: (i) $16,000; plus (ii) any additional capital contributions made by Optionor with respect to such Unit; plus (iii) any undistributed income which is credited to the capital account of the Optionor determined on a per Unit basis before exercise of the Option by the Optionor only to the extent such undistributed income exceeds prior losses allocable to such Unit (as determined under I.R.C §704(b) and regulations promulgated thereunder); less (iv) withdrawals of capital by the Optionor with respect to such Unit (e.g. refinancing proceeds or sale of assets); plus (v)  an eight percent (8%) per annum price adjustment and accrual based on the balance of (i) through (v), existing from time to time, until exercise of the Option by the Optionor with respect to such Unit ("Exercise Price") in accordance with Paragraph 6.

    4.  Expiration Date. Unless sooner terminated as provided in Section 12 of this Agreement, the Option shall expire and terminate on the earlier of (i) June 30, 2006, or (ii) ninety (90) days prior to the commencement of the construction of Phase 2 of the Tamarack Junction Restaurant & Casino ("Phase II") consisting of approximately 25,000 square feet ("Option Period"). In no event shall the Option be exercisable after the earlier of those two dates.

    5.  Vesting of Option. The Option granted unto the Optionee is one hundred percent (100%) vested upon the Date of Grant.

    6.  Manner of Exercise. The Option shall be exercisable, in whole or in part, from time to time, by giving written notice of exercise to the Company. Such notice shall specify the number of Units with respect to which the Option is being exercised and the amount of payment therefor and shall be accompanied by (1) payment in full of the purchase price of the Units to be purchased, (2) a representation meeting the requirements of Section 8 if requested by the Optionor, and (3) the execution of the Optionee of a counterpart of the Operating Agreement, or an amendment to the Operating Agreement, if requested by the Optionor. Payment for Units shall be in the form of either (i) cash, (ii) a certified or bank cashier's check to the order of the Optionor, or (iii) in any combination thereof. Notwithstanding the foregoing, Optionee may not exercise any option granted hereby, in whole or in part, without the prior approval of the Nevada State Gaming Control Board and the Nevada Gaming Commission ("Nevada Gaming Authorities"), and no exercise shall be effective without such governmental approval.

    7.  Contingent Option Grant by Optionee. In the event Optionor fails to exercise its option to purchase not less than all of the Units subject to the Option prior to the expiration of the Option Period, Optionee hereby grants to Optionor the option to purchase not less than all of the Optionee's Units in the Company, including any Units acquired by reason of the grant of the Option under Paragraph 1 of the Agreement at the same Exercise Price and terms as provided by Optionor to Optionee hereunder determined on the date of such exercise except that Optionor must exercise the option granted by the Optionee hereunder within six (6) months after the expiration of the Option Period ("Contingent Option"). If Optionor has filed all necessary applications with the Nevada State Gaming Control Board to exercise this option during such six (6) month period, but necessary regulatory approval has not been obtained during such period, Optionor shall have an additional six (6) months in which to consummate the exercise of this option.

    8.  Investment Representation. Upon demand by the Company, Optionee shall deliver to the Company a representation in writing that the purchase of all Units with respect to which notice of exercise of the Option has been given by Optionee is being made for investment only and not for resale or with a view to distribution, and containing such other representations and provisions with respect thereto as the Company may require. Upon such demand, delivery of such representation promptly and prior to the transfer or delivery of any such Units and prior to the expiration of the Option Period shall be a condition precedent to the right to purchase such Units.

    9.  Issuance of Units to Optionee. Upon the Optionee's exercise of the Option with respect to some or all of the Units and Optionee's compliance with all conditions to the issuance of such Units imposed by this Agreement and the Operating Agreement, the Optionee shall be admitted as a Member of the Company with respect to such Units with all the rights appurtenant to such Units. In no event shall the Company be required to transfer fractional Units to Optionee. Immediately before the issuance of any Unit pursuant to the exercise of the Option, the Capital Accounts of all equity owners shall be adjusted to reflect the fair market value of the assets of the Company in accordance with the Operating Agreement. Upon the exercise of any Option and payment for the Units to be issued pursuant thereto, the Optionee's Capital Account will be increased by the amount paid for such Units and the Company will make an I.R.C. §754 adjustment in the manner provided under I.R.C. §743.

    10. Application of Securities Law and Registration Rights. If the issuance or transfer of Units by the Company would for any reason, in the opinion of counsel for the Company, violate any applicable federal or state laws or regulations, the Company may delay issuance or transfer of such Units to the Optionee until compliance with such laws can reasonably be obtained. In no event shall the Company be obligated to effect or obtain any listing, registration, qualification, consent or approval under any applicable federal or state laws or regulations or any contract or agreement to which the Company is a party with respect to the issuance of any such Units.

    11. Nontransferability of Option. The Option is not transferable by Optionee, and the Option shall be exercisable only by Optionee; provided, however, the Option may be assigned to one or more Affiliate(s) of the Optionor subject to prior approval of the Nevada Gaming Authorities without Optionor's consent. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, the Option shall immediately become null and void. This Option shall become null and void if fifty percent (50%) or more of the ownership of the Optionee is transferred to someone other than a present member of the Optionee or an Affiliate thereof controlled by the lineal members or spouse(s) of the Donald L. Carano and/or Raymond J. Poncia families. For purposes of this Agreement, the term "Affiliate" shall have the meaning set forth at Rule 501(b) of Regulation D of the Security Act Rules, and includes Donald L. Carano, Recreational Enterprises, Inc., Hotel-Casino Management, Inc., and Raymond J. Poncia, Jr.

    12. Termination of Option. The Option granted by the Optionor shall terminate, to the extent not sooner exercised, on the earliest of: (1) December 31, 2006; (2) the Optionee's ceasing to be a member of the Company; (3) sale of substantially all of the operating assets of the Company to an unrelated third party who is not an affiliate of the Company or a member of the Company; (4) ninety (90) days prior to the commencement of the construction of Phase 2; or (5) the sale of all the issued and outstanding Units by the present members of the Company to an unrelated third party who is not an Affiliate of any member of the Company.

    13. Transactions Affecting Units. If the Company is merged or consolidated with another entity and the Company is not the surviving entity, or if all or substantially all of the assets of the Company are acquired by another entity, or if the Company is liquidated or reorganized, the Company shall, as to the Option, either (1) make appropriate provision for the protection of the Option by the substitution on an equitable basis of the right thereafter to exercise the Option for the kind and amount of securities and/or other property receivable upon such event by a holder of the number of Units for which the Option could have been exercised immediately prior to such event, if the Option had then been exercisable, provided that no additional benefits shall be conferred upon Optionee as a result of such substitution, or (2) upon written notice to Optionee, provided that the Option must be exercised within a specified number of days of the date of such notice or they will be terminated.

    14. Amendment. This Agreement shall not be amended, modified or revoked except by agreement in writing signed by the Optionor and the Optionee.

    15. Governing Law. The internal laws of the State of Nevada (irrespective of its choice of laws principles) shall govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

    16. Miscellaneous. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such prevision to other circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. All notices or other communications which are required to be given or may be given to either party pursuant to the terms of this Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, to the address of the parties as set forth on the signature page to this Agreement. Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery date as specified on the return receipt in the case of registered or certified mail. Either party may change its address for such communications by giving notice thereof to the other party in conformity with this Section 16. This Agreement may not be assigned by the Company at any time or by Optionee during his life without the written consent of the other. Subject to this limitation, this Agreement shall be binding upon, and inure to the benefit of, the parties and their heirs, beneficiaries, personal representatives, successors and assigns.

(Signature Page to Follow)

    IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date, executed as of the       day of June 2001.

OPTIONOR:	OPTIONEE:

The Robert and Nana Sullivan Family Trust (u/d/t: December 30, 1997)	Eldorado Resorts, LLC, a Nevada limited liability company

Recreational Enterprises, Inc., a Nevada corporation

/s/ ROBERT J. SULLIVAN Robert J. Sullivan, Trustee	By: /s/ Donald L. Carano Its: President

/s/ NANA G. SULLIVAN Nana G. Sullivan, Trustee	Date: June 29, 2001

Address: Fourth & Virginia Streets P.O. Box 3399 Reno, Nevada 89505

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UNIT OPTION AGREEMENT
RECITALS